Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

RESTRUCTURING BOARD

Bedminster, N.J. – December 23, 2025 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”), the parent of Peapack Private Bank & Trust (the “Bank”) announced changes to its Board of Directors as part of an ongoing commitment to strong governance and strategic leadership. Three long-serving members of the Board will retire, and two distinguished professionals will join the Board, bringing fresh perspectives and deep industry expertise.

Retirements

After years of dedicated service, Patrick J. Mullen, Philip W. Smith III, and Beth Welsh will retire from the Board, effective December 31, 2025. Each has made significant contributions to the Company’s growth, strong governance structure and community impact.

“We are deeply grateful for the leadership and commitment these directors have shown over the years,” said F. Duffield Meryercord, Chairman of the Board. “Their insight and guidance have been instrumental in shaping the Company’s long-term vision and success.”

New Appointments

Joining the Board are Diane D’Erasmo, former Vice Chairman Emeritus of HSBC Bank USA, and Ellen C. Walsh, a retired Senior Partner with PricewaterhouseCoopers LLP, who both bring extensive experience in wealth management, corporate finance, governance, and related fields.

“We are thrilled to welcome both Diane and Ellen to the Board,” said Meyercord. “Their expertise and leadership will be invaluable as we continue to deliver exceptional value to our clients and shareholders.”

Continuing Commitment to Leadership and Governance

The Board restructuring reflects the Company’s ongoing efforts to ensure its governance structure remains aligned with its strategic priorities, growth objectives, and long-term vision of serving clients with personalized, relationship-driven banking solutions.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.4 billion and assets under management and/or administration of $12.9 billion as of September 30, 2025. Founded in 1921, Peapack Private Bank & Trust is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and personal banking solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices, and not-for-profit organizations, which help them establish, maintain, and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.